                                                                     EXHIBIT 4.4

                              AMENDED AND RESTATED

                           BUILD-A-BEAR WORKSHOP, INC.

                             STOCKHOLDERS' AGREEMENT


      THIS AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT ("Agreement"), made as of the 21st day of September, 2001, by and among Build-A-Bear Workshop, Inc., a Delaware corporation, hereinafter referred to as the "Corporation", and the individuals, hereinafter sometimes referred to collectively as "Stockholders" or individually as "Stockholder," set forth on Schedule 1 hereto:


      WITNESSETH:

      WHEREAS, the Stockholders own the shares of capital stock of the Corporation as indicated on EXHIBIT A attached to this Agreement and incorporated herein by reference, which shares constitute all of the outstanding capital stock of the Corporation as of the date hereof (hereinafter referred to as "Shares"); and

      WHEREAS, the Stockholders previously entered into a Stockholders' Agreement dated April 3, 2000, as amended on April 10, 2001 (the "Original Agreement"); and

      WHEREAS, Barney A. Ebsworth and Windsor Capital, Inc., a Missouri corporation ("Windsor") conveyed all of their respective Shares (the "Transferred Shares") to the Barney A. Ebsworth Revocable Trust dated July 23, 1986 (the "Trust"); and

      WHEREAS, the Corporation's business is such that it is in its best interests that its Shares be closely-held by persons knowledgeable about the Corporation's business, and the Corporation and Stockholders desire to provide for continuity and harmony in the management of the Corporation; and

      WHEREAS, it is in the best interests of the Stockholders and the Corporation that management of the Corporation be conducted in an orderly manner with the consensus of the Stockholders as hereinafter provided.

      NOW, THEREFORE, the Stockholders and the Corporation agree as follows:

      1.   Scope of Agreement; Restrictions on Transfer; Effectiveness.

      1.1 Scope; Restrictions on Transfer. From and after the date hereof, none of the Stockholders will sell, assign, pledge, or otherwise transfer, any interest in any Shares except pursuant to the provisions of this Agreement. This Agreement shall apply to all transfers of Shares (now owned or hereafter acquired) by the Stockholders, whether voluntary, involuntary or by operation of law, resulting from death or otherwise and all exchanges or conversions of Shares in a merger, consolidation or mandatory share exchange. Clark/Fox and SSI shall cause all of their respective members or shareholders, as the case may be (the "Indirect Stockholders"), to be bound by the terms and conditions of Sections 1 through 8, 10, 12 and 15 of this Agreement with respect to transfers of their membership interests in Clark/Fox and/or shares in SSI, as the case may be (such membership interests or SSI shares to be Shares for purposes of the transfer restrictions herein), provided that such transfer restrictions in Sections 1 through 8 shall not apply to transfers to other Indirect Stockholders.

      1.2 Supersedes. Upon the execution of this Agreement by holders of not less than 90% of the Shares of the Corporation, this Agreement shall supersede the Original Agreement.

      2.  Option Upon Voluntary Transfer.

      2.1 Notice of Intention to Transfer. If a Stockholder intends to transfer Shares of which he, she or it is owner to any person other than to the Corporation or as a permitted transfer as provided in SECTION 2.4 hereof, such Stockholder shall give written notice to the Corporation and the other Stockholders of the proposed terms (including sales price), conditions and manner of disposition, the number of Shares to be disposed of and the person(s), firm(s) or corporation(s) to whom the selling Stockholder proposes to transfer such Shares. The notice, in addition to stating the fact of the intention to transfer Shares, shall state: (i) the number of Shares to be transferred; (ii) the name, business and residence address of the proposed transferee; and (iii) whether or not the transfer is for valuable consideration, and, if so, the amount of the consideration and the other terms of sale.

      2.2 Corporation Option to Purchase. Within thirty (30) days of the Corporation's receipt of the notice of the proposed transfer, the Corporation may exercise an option (hereby granted by each Stockholder) to purchase all or any of the Shares proposed to be transferred for the sales price and terms thereof as set forth in the notice, and upon the other terms provided hereinafter.

      2.3 Stockholders' Option to Purchase. If the Corporation does not exercise its option to purchase all or any portion of such Shares, the remaining Stockholders within sixty (60) days of the Corporation's receipt of the notice of the proposed transfer, shall have an option (hereby granted by each Stockholder) to purchase all unpurchased Shares, pro rata according to their respective percentages of Common Stock, par value $.01 per share (the "Common Stock") (without regard to the selling Stockholder's Shares and assuming all of the Shares which are convertible into Common Stock had been so converted as of the date of such determination), provided however, that if any such Stockholder elects to exercise her or his option to purchase pursuant to this Section 2.3, such Stockholder shall exercise it with respect to all but not less than all of her or his respective pro rata portion. If the remaining Stockholders do not exercise their respective options to purchase all of such Shares, then any Stockholder who has exercised his or her option to purchase his or her pro rata share of the remaining Shares may exercise an option to purchase all of its pro rata portion of such unpurchased Shares, subject to SECTION 4.2 hereof. The process in the immediately preceding sentence shall continue until all of the unpurchased

Shares have been purchased or until no Stockholder desires to purchase any remaining unpurchased Shares.

      2.4 Transfer to Revocable Trust; Permitted Transfers. Notwithstanding any other provision of this Agreement, a Stockholder may transfer Shares to an Affiliate (as hereinafter defined), or to a revocable trust established for his or her benefit, of which he or she is the sole trustee at the time of the transfer; provided, however, that any such Shares so transferred shall remain subject to this Agreement, and the Stockholder shall remain obligated under this Agreement. In the event Shares are transferred by a Stockholder to his or her revocable trust, such Stockholder and his or her revocable trust shall be treated as a single Stockholder for purposes of this Agreement.

      3.   Option Upon Involuntary Transfer.

      If other than by reason of a Stockholder's death, disability or dissolution of marriage, Shares are transferred by operation of law to any person other than to the Corporation (such as, but not limited to, a Stockholder's trustee in bankruptcy or a purchaser at any creditor's or court sale), the Corporation or the remaining Stockholders, within seventy (70) days of the Corporation's receipt of actual notice of the transfer may exercise an option (hereby granted by each Stockholder) to purchase all but not less than all of the Shares so transferred in the same manner and upon the same terms as provided in SECTION 2, with respect to Shares proposed to be transferred.

      4.   Exercise of Options and Effect of Non-Exercise of Options.

      4.1 Notice. The Corporation and the Stockholders who exercise options granted in SECTIONS 2 OR 3 shall do so by delivering written notice of their exercise of the options within the time provided in said Sections to the proposed transferor or to the transferee in the case of SECTION 3.

      4.2 Non-Exercise. If the purchase options are forfeited or not exercised in the aggregate for all the Shares proposed to be transferred in compliance with SECTIONS 2 or SECTION 3, then, in the case of a proposed transfer under
SECTION 2, the Shares may be transferred, within ten (10) days after the expiration of the option period granted to the other Stockholders, to the transferee named in the notice required by SECTION 2, and upon the terms therein stated, which Shares when so transferred shall be subject to the terms of this Agreement. In the case of a transfer of Shares under SECTION 2 or SECTION 3, the Shares shall, in the hands of the transferee, be subject to the terms of this Agreement.

      4.3 Requirements. No transfer pursuant to SECTION 2 shall be valid if the transfer is not within the aforesaid ten (10) day period, or is not for the consideration or upon the terms or to the transferee stated in the notice required of the transferring Stockholder by SECTION 2. In such a case the Shares shall remain subject to this Agreement.

      4.4 Shares Reacquired. In the event a transferor in a SECTION 2 transfer reacquires all or any portion of the transferred Shares, the Shares shall be subject to this Agreement as if no transfer had been made.

      4.5 Vote. A proposed transferor of Shares under SECTION 2, as a Stockholder or a director, or both, of the Corporation, shall vote in favor of the Corporation's exercise of the purchase options granted to it by this Agreement at any meeting of Stockholders or directors called for such purpose.

      5.  Purchase Price.

      5.1 Voluntary Transfer. For purposes of any purchase of all of a Stockholder's Shares pursuant to SECTION 2 the purchase price shall be as set forth in the notice given as provided in SECTION 2.

      5.2 Involuntary Transfer. For purposes of any purchase of all of a Stockholder's Shares pursuant to SECTION 3, the purchase price of Shares shall be lesser of (i) the price determined by all the Stockholders of the Corporation pursuant to EXHIBIT B of this Agreement or (ii) the price per share at which Shares were transferred pursuant to the most recent transaction giving rise to an option granted in SECTION 3 of this Agreement.

      6.  Payment of the Purchase Price and Other Payments.

      6.1 Cash Payment. The purchase price for Shares purchased pursuant to
SECTION 2 and shall be paid in cash at the closing, except that at the option of Clark, Klocke, Vent and Smith, if such persons are the purchasing party or parties, fifty percent (50%) of the purchase price may be deferred and at least fifty percent (50%) shall be paid at closing. The aggregate amount deferred by Clark, Klocke, Vent and Smith shall not exceed $500,000 in the aggregate. The purchase price for Shares purchased pursuant to SECTION 2 shall be paid on such terms as set forth in the notice provided therein.

      6.2 Promissory Note. The deferred portion of the price, if any, shall be evidenced by the promissory note of the purchasing party, shall be in substantially the form set forth in EXHIBIT C to this Agreement, shall bear interest at the semi-annual applicable federal rate (as determined pursuant to regulations promulgated under the Internal Revenue Code of 1986, as amended in effect on the date of closing) plus two percent (2%) and shall be payable in equal monthly installments for a period not to exceed five (5) years. Notwithstanding the foregoing, in no event shall the cumulative deferred portion of the purchase price owed collectively by Clark, Klocke, Vent and Smith outstanding at any time and pursuant any purchase under SECTION 2 exceed $500,000.

      6.3 Pledge Agreement. All Shares purchased pursuant to this Agreement and financed by a note shall be pledged to the selling Stockholder as security for the payment of the note by a Collateral Pledge Agreement, in the form attached hereto as EXHIBIT D.

      7.  The Closing.

      7.1 Time of Closing. In the case of a purchase of Shares under SECTIONS 2 OR 3, the closing of the sale and purchase shall take place twenty (20) days after the delivery to the selling Stockholders of written notice by the last of the purchasing party or parties to deliver such notice of its, his or their exercise of the option or options to purchase said Stockholder's Shares.

      7.2 Absence of Liens. All Shares shall be delivered to the Corporation or purchasing Stockholder free and clear of all liens, claims and encumbrances excepting only those for which provision is expressly made in this Agreement.

      7.3 Sequence of Closings. The sale and purchase of Shares which the remaining Stockholders have elected to purchase pursuant to SECTION 2 or SECTION 3 hereof shall take place immediately prior to the sale and purchase of Shares, if any, which the Corporation has elected to purchase.

      8.  Compliance with Agreement.

      8.1 Legend on Certificates. All Shares now or hereafter owned by the Stockholders of the Corporation shall be subject to the provisions of this Agreement and the certificates representing Shares, including Shares in the hands of permitted transferees, shall bear the following legend:

      "THE SALE, TRANSFER OR ENCUMBRANCE OF THIS CERTIFICATE IS SUBJECT TO AN AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT DATED AS OF SEPTEMBER 21, 2001 BETWEEN THE CORPORATION AND CERTAIN HOLDERS OF SHARES OF THE CAPITAL STOCK OF THE CORPORATION. A COPY OF THIS AGREEMENT IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE CORPORATION AND MAY BE OBTAINED FROM THE COMPANY UPON REQUEST. THE AGREEMENT PROVIDES, AMONG OTHER THINGS, FOR CERTAIN OBLIGATIONS TO SELL AND TO PURCHASE THE SHARES EVIDENCED BY THIS CERTIFICATE, FOR A DESIGNATED PURCHASE PRICE. BY ACCEPTING THE SHARES EVIDENCED BY THIS CERTIFICATE THE HOLDER AGREES TO BE BOUND BY SAID AGREEMENT."

Omission of such legend shall not, however, vitiate the effect of this Agreement in any respect as against any person with actual or constructive notice of the existence of this Agreement.

      8.2 Additional Parties to Agreement. Before any Shares are issued or transferred of record on the books of the Corporation in the future to any person or entity whatsoever other than a signatory to this Agreement, such person or entity shall be required to become a party to this Agreement.

      8.3 Pledge of Shares. No Stockholder may pledge his, her or its Shares without the consent of the Board of Directors.

      9.   Drag-Along Rights; Pre-Emptive Rights.

      9.1 Drag-Along Rights. In the event that (i) (a) Maxine Clark ceases to be President, Chairman or an employee of the Corporation, (b) Clark ceases to own all of the capital stock of SSI, or (c) SSI ceases to own the Shares it currently owns, and (ii) all of Walnut, Windsor and Catterton arrange for a bona fide third-party to purchase or otherwise acquire all of the shares of the Corporation, then Walnut, Windsor and Catterton shall give written notice to the Stockholders of the terms of the offer and the Stockholders shall agree to transfer and hereby agree to transfer all of the Shares in the Corporation pursuant to the same terms as Walnut, Windsor and Catterton are bound.

      9.2 Pre-Emptive Rights. (a) The Corporation hereby grants to each Stockholder the right to purchase his, her or its pro rata share of Additional Shares (as defined below) that the Corporation may, from time to time, propose to sell and issue. Each Stockholder's pro rata share, for purposes of this preemptive right, is such Stockholder's pro rata share of Common Stock (which number shall be determined as if all of the Shares which are convertible into Common Stock had been so converted as of the date of such determination).

      (b) "Additional Shares" shall mean any shares or other securities of the Corporation, whether now authorized or not, and rights, options or warrants to purchase said shares or other securities of the Corporation, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for said Shares (or other securities of the Corporation), provided that "Additional Shares" shall not include (i) up to 2,200,000 shares of Common Stock or other securities, or rights, options or warrants to purchase said shares of Common Stock or other securities of the Corporation, securities of any type whatsoever that are, or may become, convertible into or exchangeable for said shares of Common Stock sold or granted to employees or advisors of the Corporation pursuant to an Employee Stock Plan approved by the Board of Directors of the Corporation, (ii) securities of the Corporation issued and sold pursuant to a registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), (iii) Shares or other securities of the Corporation, options or warrants to purchase the Shares or other securities of the Corporation and securities of any type whatsoever that are, or may become, convertible or exchangeable for said Shares issued in connection with acquisitions by the Corporation; (iv) the Clark Shares and the Optional Increase (as defined in the Series D Stock Purchase Agreement between the Corporation and the Purchasers named therein, dated September 21, 2001 (the "Stock Purchase Agreement")) or (v) up to $10,000,000 of the Company's Series E Preferred Stock (as defined in the Stock Purchase Agreement).

      (c) In the event that the Corporation proposes to undertake an issuance of Additional Shares, the Corporation shall give each Stockholder written notice (a "Sales Notice") of the Corporation's intention, describing the type of Additional Shares, the price and the general terms upon which the Corporation proposes to issue the same. Each Stockholder shall have twenty (20) business days from the date of receipt of any such Sales Notice (unless a shorter period is consented to by the President and greater than fifty percent (50%) of the shares of

Common Stock (which number shall be determined as if all of the Shares which are convertible into Common Stock had been so converted as of the date of such determination)) to agree to purchase his, her or its pro rata share of such Additional Shares for the price and upon the general terms specified in the Sales Notice by giving written notice to the Corporation and stating therein the quantity of Additional Shares to be purchased. In the event that a Stockholder initially fails to exercise in full his, her or its preemptive rights within said period, the Corporation shall promptly advise those Stockholders who have exercised such right who may then purchase the Additional Shares as to which Stockholders have not exercised such right, pro rata based upon their respective percentage of the Common Stock of the Corporation as provided in paragraph (a) of this SECTION 9.2 or as they otherwise may agree among themselves. The process in the immediately preceding sentence shall continue until all of the Additional Shares have been purchased or until no Stockholder desires to purchase any remaining unpurchased Shares. This right of over-allotment must be exercised by notice to the Corporation within five (5) business days after the Stockholder's receipt of notice that all Stockholders have not exercised their preemptive rights in full.

      (d) In the event that the Stockholders collectively fail to exercise in full the preemptive right as aforesaid, the Corporation shall have 90 days thereafter to sell (or enter into an agreement pursuant to which the sale of Additional Shares covered thereby shall be closed, if at all, within thirty (30) days from the date of said agreement) the Additional Shares respecting which the Stockholders' rights were not exercised at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Corporation's Sales Notice. In the event the Corporation has not sold the Additional Shares within said 90 day period (or sold and issued Additional Shares in accordance with the foregoing within thirty (30) days from the date of said agreement), the Corporation shall not thereafter issue or sell any Additional Shares without first offering such Shares to the Stockholders in the manner provided in this SECTION 9.2. The failure by any Stockholder to exercise his, her or its preemptive rights with respect to any Additional Shares on any occasion shall not affect its right to purchase Additional Shares hereunder on any subsequent occasion.

      (e) If a Stockholder gives the Corporation notice, in accordance with the foregoing provisions of this SECTION 9.2, that such Stockholder desires to purchase any Additional Shares, payment therefor shall be made by check or wire transfer within ten (10) business days after giving the Corporation such notice, or at the option of the Corporation, upon the closing date for the sale of such Additional Shares to other persons as contemplated by SECTION 9.2 above.

      10.  Termination.

      10.1 Events. This Agreement and all restrictions on transfer of Shares created hereby shall terminate on the occurrence of any of the following events:

           (a) The bankruptcy or dissolution of the Corporation.

           (b) A single Stockholder becoming the owner of all of the Shares of the Corporation, which are then subject to this Agreement.

           (c) The execution of a written instrument by the Corporation and the Stockholders who are party to this Agreement and who collectively own not less than ninety percent (90%) of the Corporation's Shares of Common Stock (which number shall be determined as if all of the Shares which are convertible into Common Stock had been so converted as of the date of such determination), which terminates the same.

           (d) The closing of a sale of Shares of the Corporation's Common Stock in a firm-commitment underwritten public offering registered under the Securities Act in which gross proceeds to the Corporation (prior to underwriter's discounts and commissions and other expenses) are at least $25,000,000 and (i) at any time prior to the third anniversary of the date hereof, the offering is managed by a nationally recognized underwriter, (ii) between the third and fourth anniversary of the date hereof, the price per share is at least $15 (appropriately adjusted for stock splits, recapitalizations and the like) and (iii) thereafter the price per share is at least $20.

      10.2 Effect. The termination of this Agreement for any reason shall not affect any right or remedy existing hereunder prior to the effective date of its termination.

      11.   Management of the Corporation.

      11.1 Composition of the Board. The Corporation shall have a Board of Directors comprised of seven (7) members. With respect to each of the Trust, Walnut, KCEP and Catterton ("Senior Stockholders") for so long as each holds fifty percent (50%) or more of such Senior Stockholder's originally acquired preferred stock of the Corporation ("Senior Preferred Shares") then each such Senior Stockholder shall designate one member of the Board of Directors; provided, however, that in the case of the Trust, the Trust may only nominate Barney A. Ebsworth, his wife or Christianne Ebsworth as such director. In the event that one or more such Senior Stockholder's ceases to hold 50% of such Senior Stockholder's Senior Preferred Shares then such Senior Stockholder shall not designate a successor director at the expiration of such directors term and such successor director shall be designated by a majority of the then-elected board of directors. SSI shall designate two directors, one of whom shall be Maxine Clark. One director's seat shall remain vacant until the date upon which the Company issues the Series E Preferred Stock or the date upon which the Board of Directors unanimously agrees to fill such seat, provided that the person designated to fill such seat shall not be an Affiliate of any of the other members.

      11.2 Agreement to Vote Shares. Each of the Stockholders shall at all times exercise their respective voting power to support each of the other Stockholders in appointing directors to the Board in accordance with this SECTION 11 and shall cause each of his nominated directors to exercise their respective voting power to elect the Maxine Clark as the Corporation's Chairman, President, and Chief Executive Officer so long as Maxine Clark is in compliance with the terms and conditions of the Employment Agreement with the Corporation. Each Stockholder hereby agrees at all times during which this Agreement remains in effect to vote any Pledged

Shares (as hereinafter defined) held by such Stockholder in the same manner as the holders of greater than fifty percent (50%) of the Shares on all matters on which such Stockholder is entitled to vote. For purposes of this Section 11.2 "Pledged Shares" shall mean all shares of Common Stock that are pledged to, or used as collateral for or secure any loan or other obligation by a Stockholder to the Corporation.

      11.3 Removal and Vacancy of Directors. In the event any Stockholder wishes to remove a director who has been elected as such Stockholder's nominee, the other Stockholders shall vote for such removal. In the event a vacancy in the office of a director so elected is caused by death, disability, retirement or removal of a director other than Maxine Clark, the vacancy shall be filled by appointing or electing the nominee of the Stockholder whose previous nominee is deceased, retired or removed. In the event of the death or disability of Maxine Clark, such vacancy shall be filled by a vote of greater than fifty percent (50%) of the Senior Preferred Shares. In the event any Stockholder wishes to remove an officer who has been elected as his or her nominee, the other Stockholders shall cause the directors they have nominated to vote for such removal. In the event a vacancy in the office of an officer so elected is caused by death, retirement or removal of such officer other than Maxine Clark, the vacancy shall be filled by appointing or electing the nominee of the Stockholder whose previous nominee is deceased, retired or removed.

      11.4 Required Votes. Except as provided in this Agreement or the Bylaws of the Corporation, all actions by the Board shall be by (i) simple majority of the Board members present either in person or by telephone at a duly called meeting at which a quorum is present or (ii) by written unanimous consent.

      11.5 Interested Directors. Persons nominated for the position of director shall not be deemed disqualified to serve by reason of their being officers, directors or stockholders of any of the Stockholders or their Affiliates. Except as otherwise provided herein, no director shall be deemed to have an interest in a matter and thereby disqualified to vote or serve on the ground that such director is a nominee of one of the Stockholders if the matter under consideration involves commercial, financial or other relationships between the Corporation and any of the Stockholders or their Affiliates.

      11.6 Committees. The Directors designated by Catterton, Walnut and Windsor shall each have the option to be appointed to any committees of the Board of Directors, whether now existing or hereinafter created (but consistent with the fiduciary duties of the members of the Board of Directors). No executive or other committee consisting of less than all of the members of the Board of Directors shall be established with the maximum powers of the Board of Directors permitted under Delaware law to be delegated to a Board committee.

      11.7 Observer Rights. Each Director shall be entitled to have one representative attend in a nonvoting observer capacity at all meetings of the Board of Directors; provided, however, that the Corporation shall not be required to pay the expenses of any such observer incurred with respect to attending any meeting of the Board of Directors and reserves the right to exclude such representative from access to any meeting or portion thereof if the Corporation reasonably believes that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons.

      12.   Arbitration.

      Any dispute between the Stockholders as to the interpretation of this Agreement shall be settled by arbitration in accordance with the following procedures:

      12.1 The party desiring to arbitrate an issue (the "Commencing Party") shall send a notice to the other Stockholders (the "Responding Parties") specifying in reasonable detail the issue to be arbitrated. The parties shall thereafter agree as to the arbitrator to be used to decide the issue, but if the parties do not agree on one arbitrator within three weeks of the Commencing Party's sending such notice, or if the arbitrator selected by the parties is unable or unwilling to serve as an arbitrator for any reason, the head of the American Arbitration Association in St. Louis, Missouri shall select a single arbitrator.

      12.2 Within five business days after selection, the arbitrator shall set a date for the arbitration proceedings which shall be not later than 30 days thereafter. The arbitration shall be conducted at such location in the St. Louis Metropolitan area as may be selected by the arbitrator.

      12.3 The decision entered by the arbitrator shall be final and binding on all parties to arbitration.

      12.4 Each party shall bear its respective arbitration expenses. The Commencing Party shall pay fifty percent (50%) of the arbitrator's charges and expenses and the Responding Parties shall collectively pay fifty percent (50%) of the arbitrator's charges and expenses, pro rata according to their respective Share percentages.

      13. Financial Statements and Other Information. The Corporation shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (it being understood that monthly financial statements are not required to have footnote disclosures). The Corporation shall deliver to the Stockholders each of the financial statements and other reports described below:

      13.1 Monthly and Quarterly Financial Information. As soon as available and in any event within forty-five (45) days after the end of each month, the Corporation shall deliver (i) the balance sheet of the Corporation, as at the end of such month and the related statements of income, stockholders' equity and cash flow for such month and for the period from the beginning of the then current fiscal year of the Corporation to the end of such month (and, with respect to financial statements delivered for months that are also the last month of any fiscal quarter, accompanied by the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such fiscal quarter) and (ii) a schedule of the material outstanding Indebtedness for borrowed money of the Corporation describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan. Notwithstanding the foregoing to the contrary, from and after January 1, 2002, the financial information required to be delivered pursuant to this paragraph shall be delivered as soon as available following the end of each fiscal month, but in no event later than thirty (30) days after the end of such fiscal month.

      13.2 Year-End Financial Information. As soon as available and in any event within one hundred twenty (120) days after the end of the fiscal year of the Corporation, the Corporation shall deliver (i) the balance sheets of the Corporation as at the end of such year and the related statements of income, stockholders' equity and cash flow for such fiscal year, (ii) a schedule of the material outstanding Indebtedness for borrowed money of the Corporation describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan, and (iii) a report with respect to the financial statements from a "Big Five" firm of certified public accountants selected by the Corporation, which report shall be issued pursuant to an audit conducted by such firm of certified public accountants in conformity with generally accepted accounting standards. The Corporation shall use commercially reasonable efforts to ensure that such report shall contain an "Unqualified" opinion (as such term is defined in AU Section 508.10 of the American Institute of Certified Public Accountants Professional Standards).

      13.3 Accountants' Reports. Promptly upon receipt thereof, the Corporation shall deliver copies of all significant reports submitted by the Corporation's firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Corporation made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

      13.4 Management Reports. The Corporation will deliver within forty-five
(45) days after the end of each fiscal month a management report (i) describing the operations and financial condition of the Corporation for the month then ended and the portion of the current fiscal year then elapsed (or for the fiscal year then ended in the case of year-end financials), (ii) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year and (iii) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of the Corporation to the effect that such information fairly presents the results of operations and financial condition of the Corporation as at the dates and for the periods indicated.

      13.5 Projections. No earlier than sixty (60) days prior nor later than thirty (30) days after the end of each fiscal year beginning with the current fiscal year, the Corporation shall prepare and deliver to Stockholders projections of the Corporation for the next succeeding fiscal year, on a month to month basis and for the following four (4) fiscal years on a quarter to quarter basis, including a balance sheet as of the end of each relevant period and income statements and statements of cash flows for each relevant period and for the period commencing at the beginning of the fiscal year and ending on the last day of such relevant period.

      13.6 Events of Default, Etc. Promptly upon the Corporation's obtaining knowledge of any of the following events or conditions, the Corporation shall deliver copies of all notices given or received by the Corporation with respect to any such event or condition and a certificate of the Corporation's chief executive officer specifying the nature and period of existence of such event or condition and what action the Corporation has taken, is taking and proposes to take with respect thereto: (i) any condition or event that constitutes a material breach of any provision of this Agreement; (ii) any notice that any Person has given to the Corporation, or any other action, taken with respect to a claimed default in any agreement evidencing indebtedness or any other material agreement to which the Corporation is a party; or (iii) any event or condition that could reasonably be expected to result in any Material Adverse Effect on the Condition of the Corporation.

      13.7 Litigation. Promptly upon the Corporation's obtaining knowledge of
(i) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting the Corporation or any property of the Corporation not previously disclosed by the Corporation to the Stockholders or
(ii) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting the Corporation or any property of the Corporation which, in each case, is reasonably possible to have a Material Adverse Effect on the Condition of the Corporation, the Corporation will promptly give notice thereof to the Stockholders and provide such other information as may be reasonably available to them to enable the Stockholders and their counsel to evaluate such matter.

      14. Representations and Warranties. Each Stockholder represents and warrants to the Corporation and the other Stockholders as follows:

      14.1 The execution, delivery and performance of this Agreement by such Stockholder will not violate any provision of law, any order of any court or other agency of government, or any provision of any indenture, agreement or other instrument to which such Stockholder or any of its or his properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of such Stockholder.

      14.2 This Agreement has been duly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable in accordance with its terms.

      14.3 The Shares set forth in EXHIBIT A opposite the name of such Stockholder constitute all the shares of the capital stock of the Corporation owned by such Stockholder or that such Stockholder has acquired or may acquire pursuant to any stock purchase or other subscription agreements.

      15.   General Provisions.

      15.1 Governing Law. This Agreement shall be construed pursuant to the laws of the State of Delaware, without regard to principles of conflict of laws.

      15.2 Definitions. Unless the context otherwise requires, the words "Stockholder" and "Stockholders" shall for all purposes of this Agreement mean and include (i) all of the individual parties hereto and (ii) all persons to whom any Shares may hereafter be transferred. "Affiliate" or "Affiliates" shall mean with respect to any Stockholder, any individual, partnership, limited partnership, limited liability company, corporation, trust, real estate investment trust, estate, association and other business or not for profit entity ("Person") (ii) (a) who directly or indirectly controls, is controlled by, or is under common control with the Stockholder; (b) who owns or controls fifty percent (50%) or more of the Stockholder's outstanding voting securities or equity interests; (c) in whom such Stockholder owns or controls fifty percent (50%) or more of the outstanding voting securities or equity interests; (d) who is a director, partner, member, manager, executive officer or trustee of the Stockholder; (e) in whom the Stockholder is a director, partner, member, manager, executive officer or trustee; or (f) who has any relationship with the Stockholder by blood, marriage or adoption, not more remote than first cousin.

      15.3 Remedies for Breach. The Shares are unique chattels and each party to this Agreement shall have the remedies which are available to him or it for the violation of any of the terms of this Agreement, including, but not limited to, the equitable remedies for specific performance and injunctive relief.

      15.4 Notices. All notices provided for by this Agreement shall be made in writing (i) either by actual delivery or (ii) by the mailing of the notice in the United States mail to the last known address of the party entitled thereto, registered or certified mail, return receipt requested, courier service or personal delivery and shall be deemed to have been duly given or made and to have become effective when delivered in hand to the party to which directed, when delivered by courier if delivered by commercial overnight courier service, or if sent by first-class registered mail, postage prepaid and properly addressed, at the earlier of (a) the time when received by the addressee or (b) the fifth business day following the dispatch thereof.

      15.5 Amendment. This Agreement may be amended or altered at any time if the amendment or alteration is both ratified by the Board of Directors of the Corporation and consented to in writing by Stockholders who are parties to this Agreement and who collectively own not less than seventy-five percent (75%) of the Corporation's Shares.

      15.6 Descriptive Headings. Titles to Sections are for information purposes only.

      15.7 Binding Effect. This Agreement is binding upon and inures to the benefit of the Corporation, its successors, assigns, and transferees, and to the Stockholders and their respective heirs, personal representatives, successors and permitted assigns and transferees including any successor entity by merger or consolidation to the Corporation, unless

Stockholders who own not less than two-thirds of the Corporation's Senior Preferred Shares (as defined in the Certificate of Incorporation) approve the merger or consolidation.

      15.8 Conflict With Bylaws. If any terms or provisions in this Agreement conflict with or are inconsistent with the terms of the Bylaws of the Corporation, then the terms of this Agreement shall control.

                               SIGNATURE PAGES FOR
                   AMENDED AND RESTATED STOCKHOLDERS AGREEMENT


      IN WITNESS WHEREOF, the Corporation and the Stockholders have executed this Agreement on the day and year above written.

      THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

                                  BUILD-A-BEAR WORKSHOP, INC.



                                  By  /s/ Maxine Clark
                                    -----------------------------
                                    Maxine Clark, President

                                  STOCKHOLDERS:

                                  SMART STUFF, INC.,
                                  a Missouri corporation


                                   /s/ Maxine Clark
                                  -------------------------------
                                  By:  Maxine Clark


                                  CLARK/FOX, L.L.C.
                                  a Missouri limited liability company


                                   /s/ Maxine Clark
                                  -------------------------------
                                  By:  Maxine Clark, its Manager


                                  CLARK/FOX II, L.L.C.
                                  a Missouri limited liability company


                                   /s/ Maxine Clark
                                  -------------------------------
                                  By:  Maxine Clark, its Manager


                                   /s/ Maxine Clark
                                  -------------------------------
                                  Maxine Clark

                                  Barney A. Ebsworth Revocable Trust dated
                                  July 23, 1986


                                  Barney A. Ebsworth Rev. Tr.
                                  -----------------------------------
                                  By:  /s/ Barney A. Ebsworth
                                     --------------------------------


                                    /s/ Wayne L. Smith, II
                                  ---------------------------
                                  Wayne L. Smith, II


                                     /s/ Brian Vent
                                   Brian Vent


                                  HYCEL PARTNERS V, L.L.C.,
                                  a Missouri limited liability company

                                       /s/ Mark H. Zorensky
                                  -------------------------------
                                  By:  Mark H. Zorensky, Manager
                                       ----------------------------


                                  WALNUT CAPITAL PARTNERS, L.P.,
                                  a Delaware limited partnership

                                  By:  Walnut Capital Management Group, LLC,
                                       its general partner

                                  By:  /s/ James M. Gould
                                       -----------------------
                                       Manager


                                  WALNUT INVESTMENT PARTNERS, L.P.,
                                  a Delaware limited partnership

                                  By: Walnut Investments Holding Company, LLC,
                                      its general partner


                                  By:  /s/ James M. Gould
                                      ------------------------
                                       Manager

                                  KCEP VENTURES II, L.P.,
                                  a Missouri limited partnership

                                  By: KCEP II, L.C., its general partner

                                  By:    /s/ William Reisler
                                       ----------------------------------
                                       William Reisler, its Managing Director


                                  CATTERTON PARTNERS IV, L.P.,
                                  a Delaware limited partnership

                                  By:    Catterton Managing
                                  Partner IV, L.L.C.
                                  Its:   General Partner

                                  By:    CP4 Principals, L.L.C.
                                  Its:   Managing Member

                                  By:       /s/ Frank M. Vest, Jr.
                                         ----------------------------------
                                  Name:   Frank M. Vest, Jr.
                                  Title:  Authorized Person


                                  CATTERTON PARTNERS IV-A, L.P.,
                                  a Delaware limited partnership

                                  By:    Catterton Managing
                                  Partner IV, L.L.C.
                                  Its:    General Partner

                                  By:    CP4 Principals, L.L.C.
                                  Its:   Managing Member

                                  By:       /s/ Frank M. Vest, Jr.
                                         ----------------------------------
                                  Name:    Frank M. Vest, Jr.
                                  Title:   Authorized Person

                                  CATTERTON PARTNERS IV-B, L.P.,
                                  a Delaware limited partnership
                                  By:    Catterton Managing
                                  Partner IV, L.L.C.
                                  Its:    General Partner

                                  By:    CP4 Principals, L.L.C.
                                  Its:   Managing Member

                                  By:       /s/ Frank M. Vest, Jr.
                                         ----------------------------------
                                  Name:    Frank M. Vest, Jr.
                                  Title:   Authorized Person


                                  CATTERTON PARTNERS IV OFFSHORE, LP.
                                  a Cayman limited partnership

                                  By:    Catterton Managing
                                  Partner IV, L.L.C.
                                  Its:   Managing General Partner

                                  By:    CP4 Principals, L.L.C.
                                  Its:   Managing Member

                                  By:       /s/ Frank M. Vest, Jr.
                                         ----------------------------------
                                  Name:    Frank M. Vest, Jr.
                                  Title:   Authorized Person


                                  CATTERTON PARTNERS IV SPECIAL PURPOSE, L.P.
                                  a Cayman limited partnership

                                  By:    Catterton Managing Partner IV, L.L.C.
                                  Its:   Managing General Partner

                                  By:    CP4 Principals, L.L.C.
                                  Its:   Managing Member

                                  By:       /s/ Frank M. Vest, Jr.
                                         ----------------------------------
                                  Name:    Frank M. Vest, Jr.
                                  Title:   Authorized Person

                                  The following persons are executing this document solely with respect to the Sections 1 through 12, 14 and 15 of this Agreement:



                                    /s/ Adrienne Weiss
                                  ------------------------------
                                  Adrienne Weiss


                                   /s/ Christianne Ebsworth
                                  ------------------------------
                                  Christianne Ebsworth


                                   /s/ Thomas Holley
                                  ------------------------------
                                  Thomas Holley

                                                                      SCHEDULE 1

                                  STOCKHOLDERS

       Smart Stuff, Inc., a Missouri corporation ("SSI");
       Barney A. Ebsworth Revocable Trust dated July 23, 1986 (the "Trust") Maxine Clark ("Clark");
       Wayne L. Smith, II ("Smith");
       Brian Vent ("Vent");
       Hycel Partners V, L.L.C., a Missouri limited liability company ("Hycel"); Walnut Capital Partners, L.P., a Delaware limited partnership and Walnut Investment Partners, L.P., a Delaware limited partnership
       (collectively, "Walnut");
       KCEP Ventures II, L.P., a Missouri limited partnership ("KCEP");
       Adrienne Weiss ("Weiss");
       Christianne Ebsworth;
       Thomas Holley;
       Clark/Fox, L.L.C., and Clark/Fox II, L.L.C., each a Missouri limited liability company (collectively, "Clark/Fox"); and
       Catterton Partners IV, L.P., Catterton Partners IV-A, L.P., and Catterton Partners IV-B, L.P., each a Delaware limited partnership, Catterton Partners IV Offshore, L.P. a Cayman Island limited partnership and Catterton Partners IV Special Purpose, L.P. a Cayman Island limited partnership (collectively, "Catterton").

                                                                       EXHIBIT A


                        SHARES OWNED BY THE STOCKHOLDERS


                        STOCKHOLDER                CLASS             SHARES OWNED
----------------------------------------------- ------------- ---------------------------
SSI                                             C                              3,418,306

Trust                                           C                                911,383

                                                A                              1,264,278

                                                B                                190,963

                                                Common                            84,791

Clark                                           Common                           274,815

Smith                                           C                                 64,500

                                                A                                  3,230

                                                B                                  4,881

                                                D                                 18,409

Vent                                            C                                 64,500

                                                A                                  3,230

                                                B                                  4,881

                                                D                                 18,409

                                                Common                            20,491

Hycel                                           A                                160,782

                                                B                                306,783

                                                D                                131,148

                                                Common                            23,572

Walnut Capital Partners, L.P.                   A                             913,199.85

                                                B                            1,380,418.4

                                                Common                          93,863.8

Walnut Investment Partners, L.P.                D                                677,869

KCEP                                            A                                231,708

                                                B                                350,115

                                                D                                426,230

                                                Common                            10,352

                                                C                                 65,276

Weiss                                           A                                  3,269

                                                B                                  4,940

                                                D                                 18,631

Christianne Ebsworth                            C                                474,124

Thomas Holley                                   Common                           4,940.2

                                                A                              48,063.15

                                                B                               72,653.6

Clark/Fox, L.L.C.                               A                                171,200

                                                B                                258,686

                                                D                                 65,574

Clark/Fox II, L.L.C.                            D                                147,541

Catterton                                       A                                707,992

                                                B                              1,069,786

                                                D                              1,305,738




                                                                       EXHIBIT B


                       DETERMINATION OF THE PURCHASE PRICE


      1. The price of Shares to be purchased under this Agreement shall be their Fair Market Value as of the end of the Corporation's fiscal quarter immediately preceding the event giving rise to the purchase and sale.

      2. The term "Fair Market Value" as used in paragraph 1 of this EXHIBIT B shall be an amount which bears the same proportion to the amount of the Net Worth of the Corporation as the number of Shares to be purchased bears to the total number of the Corporation's Shares outstanding.

      3. The Net Worth of the Corporation shall be the price at which the Corporation would be sold to a willing buyer by willing seller. The Net Worth of the Corporation shall be determined by agreement of the Board of Directors of the Corporation (with the transferring Stockholder not participating) and the transferring Stockholder. If the Corporation and the transferring Stockholder are unable to agree as to the Net Worth of the Corporation, then the Net Worth of the Corporation shall be determined by one or more qualified business appraisers selected in the following manner:

                   a. The Corporation and the transferring Stockholder shall attempt jointly to select an appraiser within 30 days after the event giving rise to the purchase and sale. If an appraiser is so selected in a timely manner, the appraisal shall be binding on all parties.

                   b. If the Corporation and the transferring Stockholder are unable jointly to select an appraiser in a timely manner, the Corporation shall select an appraiser within 40 days of the event giving rise to the purchase and sale and shall notify the transferring Stockholder of its selection within one business day thereafter. The Corporation shall pay the costs of such appraisal and shall provide the transferring Stockholder with a copy of such appraisal within one business day after receipt of the appraisal by the Corporation. Unless the transferring Stockholder submits to the Corporation not later than 5 business days thereafter written notice that the transferring Stockholder objects to the appraisal, such appraisal shall be binding on all the parties.

                   c. If the transferring Stockholder delivers to the Corporation timely written notice of objection to the Corporation's appraisal as above provided, the transferring Stockholder shall select an appraiser within 5 business days after the date of the Stockholder's written objection, and shall notify the Corporation of such selection within one business day thereafter. The Transferring Stockholder shall pay the costs of such appraisal obtained by the transferring Stockholder. The transferring Stockholder shall provide the Corporation with a copy of such appraisal within one business day after receipt of the appraisal by the transferring Stockholder. If the transferring Stockholder declines or fails to make a timely selection of an appraiser, then the single appraisal obtained by the Corporation as above provided shall be binding on all parties.

                   d. If the two appraisals differ in value by less than 15%, the average of the two appraisals shall be binding on all parties.

                   e. If the two appraisals differ in value by more than 15%, the appraisers who made the two appraisals shall select a third appraiser, and shall notify the transferring Stockholder and the Corporation of such selection within one business day thereafter. The cost of the third appraisal shall be split evenly between the Transferring Stockholder and the Corporation. The third appraiser shall select one of the two previously prepared appraisals, and such selection shall be binding on all parties.

                                                                       EXHIBIT C


                                 PROMISSORY NOTE


$ ______________                                          ______________, ______


      For value received, the undersigned promises to pay to __________ or order the sum of $____ at________, with interest at ________ percent (__%) per annum, in installments payable as follows: Monthly payments in the sum of $_______, the first payment to be made on the _____ day of ___________________, _____ and a like amount on the ____ day of each succeeding month thereafter with the final payment on the then outstanding principal balance to be made on the _____ day ___________________,____.

      This Note and all installments are to bear interest after maturity thereof at the rate of ______ percent (__%) per annum. The interest on each installment, and the interest on the unpaid balance of the principal sum are to be paid at the maturity of each installment.

      If default is made in the payment of any installment whether interest or principal, when due, then all the remaining installments shall, at the option of the holder, become due and payable at once. In addition, in the event of a sale of assets by the Maker, other than in the ordinary course of business, or as trade-ins or other sale or exchange for the purpose of replacing any such assets, or the sale of Shares by the current stockholders to a new stockholder, or the issuance of new stock by the Maker to someone other than the current stockholders, the Holder may, at the Holder's option, declare this Note immediately due and payable to the extent of the proceeds received by the Maker upon such sale.

      In case suit shall be brought on this Note, the Maker agrees to pay the Holder's reasonable attorney's fees and Court costs. All signers, endorsers, guarantors and parties to this instrument hereby waive demand, protest and notice of nonpayment and agree to all extensions and partial payments before or after maturity.



                  By:
                     --------------------------------
                                          , President
                       -------------------
ATTEST:


--------------------------------
                     , Secretary
---------------------

                                                                       EXHIBIT D


                           COLLATERAL PLEDGE AGREEMENT


      In consideration of, and as collateral security for the payment of, the liabilities of ___________________ (the "Pledgor"), to ___________________ (the
"Pledgee") evidenced by or arising in connection with (1) a certain Stockholders' Agreement entered into between Pledgor and Pledgee on April 3, 2000, and (2) a certain Promissory Note of even date herewith executed by the Pledgor and payable to Pledgee' and all renewals and extensions of such liabilities (herein collectively called the "Liabilities"), Pledgor hereby assigns, pledges and delivers to Pledgee ____________ shares of the ________________ stock of Build-A-Bear Workshop, Inc. and grants Pledgee a continuing security interest in said shares, together with all proceeds thereof, substitutions therefor and rights associated therewith (referred to collectively herein as the "Collateral"), all of which the Pledgor owns free of liens or claims of any kind and has the right to pledge to Pledgee.

      Pledgor hereby agrees that the Collateral shall constitute security for any and all of the Liabilities. Pledgor authorizes Pledgee to cause any Collateral to be transferred, in such manner and at such time(s) as Pledgee may determine, into the names of Pledgee or Pledgee's nominees and this instrument shall constitute Pledgee's authority to make such transfer(s).

      Pledgor agrees that:

      (1) Pledgor will execute, endorse and deliver all documents which Pledgee may reasonably require to secure Pledgee's interests under this Collateral Pledge Agreement.

      (2) Pledgor shall have no right to call, exchange, convert or otherwise change or alter the form of the Collateral without the consent of Pledgee so long as any portion of the Liabilities remain unpaid. Any dividend, increase or distribution paid in cash out of the earnings of the issuer of any stock constituting a part of the Collateral shall be released to Pledgor by Pledgee unless such Collateral is transferred into the name of Pledgee or Pledgee's nominee, and Pledgor shall retain all voting rights with respect to such Collateral, except in the case of a default as defined herein. Any instruments, securities, rights or the like which an owner of the Collateral has the right to receive by way of stock split-up, stock dividend, warrants or other increase in the Collateral (except dividends as set forth above) will be delivered to Pledgee and Pledgee may, without notice or demand, take such action as is necessary to assure Pledgor's direct receipt thereof.

      (3) The following events shall severally be considered events of default:
(a) material misrepresentation of any fact or warranty stated or made to Pledgee by Pledgor, (b) failure by Pledgor to perform any term or provision of this or any other agreement with Pledgee, (c) default in the payment of any sum due on any of the Liabilities, (d) Pledgor's insolvency, adjudication of bankruptcy, making an assignment for the benefit of creditors or suffering appointment of a receiver or seeking relief under any debtor's relief law, (e) seizure of the Collateral by lawful execution or the sale or encumbrance thereof (except as provided herein), failure to pay any tax thereon when due (except any tax contested in good faith) or default on any debt or security instrument constituting part of the Collateral , (f) material default under the Stockholder's Agreement. Upon any such event of default all of the Liabilities shall, at the option of Pledgee, become immediately due and payable and Pledgee may without notice or demand (i) offset any obligations of Pledgee to Pledgor against any of the Liabilities and (ii) forthwith realize upon the Collateral or any part thereof and receive the proceeds therefrom, and may also, without demand, advertisement or notice, sell at public or private sale, or at any exchange or broker's board, at such prices and upon such terms and conditions as Pledgee may deem best, either for cash or on credit, or for future delivery, any part or all of such Collateral. Pledgee shall have the right at any such sale, public or private, to purchase the whole or any part of such Collateral so sold, provided that any excess of such Collateral or proceeds thereof over the amount of the Liabilities shall be returned to the Pledgor.

      (4) In addition, Pledgee shall have all rights of a secured party under the Missouri Uniform Commercial Code and shall first be entitled to apply the proceeds of collection, disposition or other realization on the Collateral to reasonable attorneys' fees and legal expenses incurred by Pledgee in the collection of any Liabilities, and thereafter as required by law.

      (5) If notice of default or of intended disposition is required by law, then such notice, if mailed, shall be deemed reasonably and properly given if mailed by or on behalf of Pledgee to the principal business address of Pledgor at least ten (10) days before the time of such disposition. If in the opinion of Pledgee any Collateral cannot be disposed of in a commercially reasonable manner without registration under applicable securities laws, Pledgor will take or cause to be taken such action as is necessary to effect proper registration, and if Pledgor shall refuse to take such action, Pledgee, at his or her sole election, but without any obligation to do so, may take such action as he or she deems warranted to effect or attempt to effect compliance with any applicable law and any cost incurred by Pledgee in connection therewith or in enforcing Pledgor's agreement will be considered a cost incurred in disposition of the Collateral.

      (6) Pledgee's rights hereunder shall continue unimpaired notwithstanding foreclosure or other disposition of any part of the Collateral, the availability of additional Collateral, any release of or substitution for any of the Collateral, any act or omission impairing Pledgee's lien on the Collateral or the lien of any underlying security constituting part of the Collateral, including failure to perfect the same, any extension (including extension of time for payment), renewal, substitution, alteration, compromise, settlement, surrender or other such agreement or action transferring, modifying or varying the terms of or otherwise affecting any of the Liabilities or any part of the Collateral, including any act or omission releasing any party primarily or secondarily liable on the Collateral or on any of the Liabilities. No failure by Pledgee to exercise or delay in exercising any of his or her rights hereunder shall constitute a waiver thereof by Pledgee and no single or partial exercise of any right shall preclude the further exercise thereof or the exercise of any other right from time to time. All rights granted to Pledgee hereunder are cumulative and not in substitution of any other rights at law or equity with respect to the Collateral or the collection of the Liabilities. Pledgor hereby waives notice of any and all actions, forbearance's and omissions of any rights contemplated by this section and consents to be bound thereby as effectively as if Pledgor had agreed thereto in advance.

      (7) Pledgee may assign or negotiate and deliver any of the Collateral to any transferee of any of the Liabilities and Pledgee shall thereafter be relieved of any responsibility for the Collateral so transferred and all rights of Pledgee hereunder shall inure to his or her transferees.

      (8) This Agreement shall be governed by Missouri law and the rights and obligations hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, assigns, legatees, transferees and legal representatives.




                     ---------------------------------------------
                                        Pledgor








                                       3